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                                  EXHIBIT 5


DEBORAH J. LONG
   GENERAL COUNSEL


                               January 13, 1994


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:   Registration Statement on Form S-8
      Relating to Protective Life Corporation Deferred
      Compensation Plan for Officers

Ladies and Gentlemen:

As General Counsel of Protective Life Corporation, a Delaware corporation (the "Corporation"), I am acting as counsel to the Corporation in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares of Common Stock, $0.50 par value per share ("Common Stock") available under the Protective Life Corporation Deferred Compensation Plan for Officers (the "Plan").

I am generally familiar with the properties and affairs of the Corporation (including the Plan). I have also examined those records I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that up to 400,000 shares of Common Stock when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement relating to the Plan.

                              Very truly yours,


                              /s/ Deborah J. Long
                              Deborah J. Long
                              General Counsel


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